EXHIBIT 99.2

American Eagle Outfitters, Inc.
August 2006
Recorded Sales Commentary Transcript dated August 30, 2006

Good afternoon. Welcome to the American Eagle Outfitters August 2006 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

August sales performance exceeded our expectations, driven by a positive customer response to our on-trend back-to-school assortment. Additionally, in August we benefited from incremental tax-free events and later school starts primarily in the Southeast. We continue to be pleased with the consistency and broad based strength across our business.

Total August sales of $276.6 million increased 16% compared to $237.8 million last year. We delivered a comparable store sales increase of 11%, following a 12% comp increase in August of last year.

Men's achieved a low double-digit comp, and women's produced a comp in the positive high-single digits. The best performing categories included men's and women's shorts, knit tops, jeans, graphic tee shirts, women's sweaters and intimates. Strength in jeans and knit tops reflects on-going progress with Destination AE, our strategy to drive market share in key categories.

The number of transactions per store increased in the mid single-digits, and units sold per store increased in the mid-teens. Our average transaction value increased in the high single-digits, driven by a high single-digit increase in units per transaction. Our average unit retail price declined in the low single-digits, reflecting a change in sales mix.

Positive comps by week compared to comp increases last year as follows:

  Week one of low double-digits, compared to low double-digits last year;
  Week two of high single-digits, compared to high single-digits;
  Week three of high single-digits, compared to low double-digits; and
  Week four of high-teens, compared to mid-teens last year.

All geographic regions comped positively as follows:

  The Northeast and Southeast in the mid-teens;
  The Mid-Atlantic and Southwest in the low double-digits;
  The Midwest and West in the mid single-digits; and
  Canada achieved a comp in the high-teens.

AE.com performed well, with sales increasing 33% compared to last year. Expanded apparel sizes were added to our web business, and our new aerie intimates web-site launched in August.

This week, our "Fall One" merchandise update arrived in stores one week earlier than last year, providing newness during late peak back-to-school shopping. The new line features updated fall knits, new women's sweaters and an expanded fleece assortment. After Labor Day, we are also looking forward to innovative marketing events surrounding the launch of our first sub-brand, aerie by American Eagle.

Based on better than expected August performance, we are raising our third quarter earnings guidance to $0.56 to $0.58 per share, compared to $0.47 last year. Our previous third quarter guidance was $0.52 to $0.54 per share. The third quarter guidance includes approximately $0.01 of stock option expense, which was not reflected last year.

Thank you for your continued interest in American Eagle Outfitters.